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                                                                   EXHIBIT 99.21

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                     CORPORATE PROPERTY ASSOCIATES 9, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

            THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of CORPORATE PROPERTY ASSOCIATES 9, L.P., A DELAWARE LIMITED PARTNERSHIP (the "Partnership"), which amends and restates the Agreement of Limited Partnership dated as of March 17, 1989 as amended as of ________, 1997, is made and entered into as of the ___ day of __________, 1997 by and between CAREY DIVERSIFIED LLC, a Delaware limited liability company, as General Partner and as Limited Partner, CAREY MANAGEMENT LLC, as Corporate Special Partner, WILLIAM POLK CAREY, as Individual Special Partner, and NINTH CAREY CORPORATE PROPERTY, INC., a Delaware corporation, as Limited Partner, those Persons set forth on Schedule A hereto, as Limited Partners, and all persons and entities admitted as Limited Partners as provided herein.

                                    ARTICLE I

                           CONTINUATION OF PARTNERSHIP

            The parties hereby continue the Partnership under the provisions of the Delaware Revised Uniform Limited Partnership Act (6 Del.C. Sections 17-101, et seq.), as amended from time to time (the "Act") and the rights and liabilities of the Partners shall be as provided in the Act and as herein expressly provided. Pursuant to Section 17-211 of the Act, upon the consummation of the Merger, Carey Diversified LLC shall become the general partner of the Partnership, and Ninth Carey Corporate Property, Inc. shall become the limited partner of the Partnership. In the event that it shall be necessary for the Partnership to exist in or qualify to do business under the laws of any state or states other than or in addition to the State of Delaware, the parties hereby agree that the Partnership shall take such action as may be necessary to exist or qualify to do business in any state in which such existence or qualification shall be required, provided that in any such event the Partnership shall at all times continue to be a limited partnership formed under and governed by the provisions of the Act.

                                   ARTICLE II

                                      NAME

            The name of the Partnership shall be "Corporate Property Associates 9, L.P., a Delaware limited partnership." The business of the Partnership shall be conducted under the name "Corporate Property Associates 9, L.P., a Delaware limited partnership" or under "Corporate Property Associates 9, L.P." in any state or other jurisdiction which does not permit the term
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"limited" to be part of the Partnership's name or under such other name as the
General Partner shall hereafter designate in writing to the other Partners.

                                   ARTICLE III

                                   DEFINITIONS

            "Acquisition Expenses" means the expenses of the Partnership related to the selection and acquisition of properties by the Partnership, whether or not such properties are acquired, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals and fairness letters, non-refundable option payments on property not acquired, accounting fees and expenses, costs of title reports and title insurance, transfer and recording taxes and miscellaneous expenses. Acquisition Expenses shall not include Acquisition Fees.

            "Acquisition Fees" means the total of all fees and commissions paid by any party in connection with the purchase or development of property by the Partnership including compensation paid in the form of stock or other interests in, or warrants or other rights to purchase the stock of or other interests in the stock of tenants or their affiliates, provided, however, that the percentage calculated by dividing the number of warrants or other stock rights received by the General Partner or its Affiliates (excluding the Partnership) by the total warrants or other stock rights granted by the seller in any transaction cannot exceed that percentage calculated by dividing the portion of the Acquisition Fee paid in cash by the total cash purchase price of the real estate purchased by the Partnership in such transaction, and except a development fee paid to a Person not an Affiliate of the General Partner in connection with the actual development of a project after the Partnership's acquisition of the land. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee (other than as described above), nonrecurring management fee, or any fee of a similar nature, however designated. Acquisition Fees shall not include Acquisition Expenses.

            "Act" means the Delaware Revised Uniform Limited Partnership Act (6 Del.C. Sections 17-101, et seq.) as amended from time to time.

            "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting securities of such Person, (iii) any officer, director or partner of such Person or of any Person specified in (i) or (ii) above and (iv) any company in which any officer, director or partner of any Person specified in
(iii) above is an officer, director or partner.


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            "Agreement" means this Amended and Restated Agreement of Limited
Partnership as hereafter amended from time to time.

            "Appraisal Date" means December 31, 2002.

            "Appraised Value" means the value according to an appraisal made by an independent qualified appraiser. Such qualification may be demonstrated by membership in a nationally recognized appraisal society such as American Institute of Real Estate Appraisers ("M.A.I."), Society of Real Estate Appraisers ("S.R.E.A.") or their equivalent, but is not limited thereto.

            "Capital Account" means, in respect of any Partner, the account maintained for such Partner in accordance with Article XII.

            "Cash From Financings" means, the net cash proceeds realized by the Partnership from the financing of Partnership property or the refinancing of any Partnership indebtedness.

            "Cash From Sales" means the net cash proceeds realized by the Partnership from the sale, exchange or other disposition of any of its assets. Cash From Sales shall not include net cash proceeds realized from the financing of Partnership property or the refinancing of any Partnership indebtedness.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any similar law or provision enacted in lieu thereof, unless the context indicates otherwise.

            "Consolidation and Offering Expenses" means all expenses incurred in connection with the formation and qualification of the Subsidiary Partnership, the Merger and in offering the Shares to the former limited partners of the Partnership in exchange for their Partnership Interests under applicable Federal and state law, and any other expenses actually incurred and directly related to the offering of the Shares, including such expenses as: (i) the preparing, printing, filing and delivering of the Registration Statement and the Prospectus (including any amendments thereof or supplements thereto), (ii) the preparing and printing of this Agreement, other solicitation material and related documents and the filing and/or recording of such certificates or other documents necessary to comply with the laws of the State of Delaware for the formation of a limited partnership, the merger of a limited partnership into another limited partnership and for the continued good standing of a limited partnership, (iii) the qualification or registration of the limited liability company interests under state securities or "Blue Sky" laws, (iv) any escrow arrangements, including any compensation to an escrow agent, (v) the filing fees payable to the United States Securities and Exchange Commission and to the National Association of Securities Dealers, Inc. and any costs payable to the NYSE for the listing of the Listed Shares, (vi) the fees of the Partnership's counsel, (vii) all advertising expenses incurred in connection therewith, including the cost of all sales literature and the costs related to investor and


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broker/dealer sales and information meetings and marketing incentive programs and (viii) selling commissions and wholesaling expenses incurred in connection with the sale of the Shares.

            "Contribution" means any money, property or services rendered, or a promissory note or other obligation to contribute money or property, or to render services as permitted by the Act, which a Partner contributes to the Partnership as capital in that Partner's capacity as Partner pursuant to this Agreement.

            "Corporate Special Partner" means Carey Management LLC, a Delaware limited liability company.

            "CPA Partnership" means Corporate Property Associates, a California limited partnership, Corporate Property Associates 2, a California limited partnership, Corporate Property Associates 3, a California limited partnership, Corporate Property Associates 4, a California limited partnership, Corporate Property Associates 5, a California limited partnership, Corporate Property Associates 6, a California limited partnership, Corporate Property Associates 7, a California limited partnership, Corporate Property Associates 8, L.P., a Delaware limited partnership, the Partnership and any other real estate limited partnerships sponsored by W.P. Carey & Co., Inc. or its Affiliates with investment objectives substantially similar to the Partnership's.

            "Distributable Cash From Operations" means cash receipts from the ordinary day-to-day operations of the Partnership (including all interest on Partnership investments and mortgages held by the Partnership) without deduction for depreciation and amortization of intangibles such as organization, underwriting and debt placement costs but after deducting all other expenses, debt amortization and provisions for reserves established by the General Partner which it deems to be reasonably required for the proper operation of the business of the Partnership. Distributable Cash From Operations shall not include cash proceeds realized from the sale, exchange or other disposition of assets of the Partnership or from financing of Partnership property or the refinancing of any Partnership indebtedness.

            "Distribution" means any transfer of money or property by the Partnership to a Partner without consideration.

            "Fiscal Quarter" means the three-month period ending on the last day of the third, sixth, ninth and twelfth calendar months of each Fiscal Year of the Partnership.

            "Fiscal Year" means the Fiscal Year specified in Article XIII.

            "Front-End Fees" means all fees and expenses paid by any party for any services rendered in connection with the organizational or acquisition phase of the Partnership, including Consolidation and Offering Expenses, Acquisition Fees,


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Acquisition Expenses and any other similar fees, however designated.

            "General Partner" means any Person in his, her or its capacity as a general partner of the Partnership (except as otherwise expressly provided herein) and whose name and address are set forth in Article V, or any successor thereto appointed or elected hereunder.

            "Independent Advisor" means a long established, nationally recognized investment banking firm, accounting firm, mortgage banking firm, bank, real estate financial consulting firm or advisory firm which has a staff of real estate professionals, whose compensation is determined and embodied in a written contract before an opinion is rendered and who, directly or indirectly, has no interest in, nor any material business or professional relationship with, the Partnership, the General Partner, a borrower, or any of their Affiliates. No more than 6% of the aggregate annual gross income of the Independent Advisor or its Affiliates may be attributable to compensation paid to the Independent Advisor by the Partnership pursuant to the advisory agreement. The compensation of the Independent Advisor will be paid by the Sponsor and the Sponsor may not claim reimbursement from the Partnership for such expenses.

            "Independent Director" means a director of the General Partner who, in the opinion of the board of directors of the General Partner, is free from any relationship that would interfere with the exercise of independent judgment. A director of the General Partner who is an Affiliate of the General Partner or an officer or employee of the General Partner or its subsidiaries or Affiliates would not qualify as an Independent Director.

            "Individual Special Partner" means William Polk Carey.

            "Investment in Properties" means the amount of gross proceeds of the Offering paid or allocated to the purchase, development, construction or improvement of real property and personal or mixed property connected therewith, acquired by the Partnership, including the purchase of properties, working capital reserves (except that working capital reserves in excess of 5% of the gross proceeds of the Offering shall not be included) and other cash payments such as interest and taxes, but excluding Front-End Fees.

            "Limited Partner" means any Person in his, her or its capacity as a limited partner of the Partnership and whose name and address are set forth on the books and records of the Partnership.

            "Mandatory Distribution Event" means the sale or disposition of a Partnership property to a third party unaffiliated with the Partnership or the General Partner, not including the pledge, mortgage or encumbrance of a property, or of any interest therein, in connection with the financing,


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refinancing or other leveraging of such property or otherwise or any assignment of any leases or rents related to such property or (b) the mandatory distribution to holders of Partnership Interests following the Appraisal Date.

            "Merger" means the merger of the Subsidiary Partnership into the Partnership.

            "Merger Agreement" means the Agreement of Merger pursuant to which the Subsidiary Partnership is merged with and into the Partnership.

            "Minimum Gain" shall mean and refer to, at any time, the excess, if any, of the outstanding principal balance of all nonrecourse debt of the Partnership that is secured by an interest in Partnership assets, over the adjusted basis of such assets to the Partnership for Federal income tax purposes. For purposes of the preceding sentence, the term "nonrecourse debt" shall mean a liability of the Partnership with respect to which no Partner has any personal liability.

            "Net Lease" means a lease in which the tenant undertakes to pay all or substantially all the cash expenses, excluding debt service, related to the leased property.

            "Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

            "Nonrecourse Liabilities" has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

            "Offering" means the offering of the Shares made pursuant to the Prospectus.

            "Partner" means the General Partner, the Corporate Special Partner, the Individual Special Partner and any Limited Partner where no distinction is required by the context in which the term is used.

            "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).

            "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

            "Partner Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Debt for the Partnership taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).


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            "Partnership" means Corporate Property Associates 9, L.P., a
Delaware limited partnership.

            "Partnership Interest" or "Interest" means the interest of each Partner in the profits, losses, distributions, capital and assets of the Partnership.

            "Partnership Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of the Treasury Regulations.

            "Person" means any natural person, partnership, corporation, limited liability company, association or other legal entity.

            "Prospectus" means the final prospectus of the General Partner pursuant to which the General Partner will offer up to 23,654,898 Shares, as the same may at any time and from time to time be amended or supplemented after the effective date of the Registration Statement.

            "Proxy" means a written authorization signed by a Partner or the Partner's duly authorized attorney-in-fact giving another Person the power to vote with respect to the Partnership Interest of that Partner. "Signed," for the purpose of this paragraph, means the placing of the Partner's name on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the Partner or the Partner's duly authorized attorney-in-fact.

            "Purchase Price of Property" means the price paid upon the purchase or sale of a particular property, including the amount of Acquisition Fees and all liens and mortgages on the property, but excluding points and prepaid interest.

            "Registration Statement" means the General Partner's Registration Statement on Form S-4 filed with the Securities and Exchange Commission in the form in which it becomes effective, as the same may at any time and from time to time thereafter be amended or supplemented.

            "Shares" means the Shares of the General Partner.

            "Special Partners" means the Corporate Special Partner and the Individual Special Partner.

            "Sponsor" means any Person directly or indirectly instrumental in organizing wholly or in part, a limited or general partnership or any Person who will manage or participate in the management of a limited or general partnership, and any Affiliate of any such Person, but does not include a Person whose only relation with the Partnership is as that of an independent property manager and whose only compensation is as such. Sponsor


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does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services rendered in connection with the offering of syndicated interests.

             "Subsidiary Partnership" means Ninth Subsidiary, L.P., a Delaware limited partnership, which is a subsidiary of the General Partner.

                                   ARTICLE IV

                                     PURPOSE

            The business and purpose of the Partnership is to carry on any business that a Delaware partnership without limited partners may carry on (except the business of granting policies of insurance, assuming insurance risks or banking), and more particularly to invest in and own real property or interests therein (including leasehold estates) as well as personal or mixed property connected therewith which is income producing or capable of becoming income producing within a reasonable time after acquisition. The Partnership may enter into ventures, partnerships and other business arrangements with respect to real property and personal or mixed property connected therewith or interests therein as deemed prudent by the General Partner in order to achieve successful operations for the Partnership. Operations of the Partnership may be conducted wherever, in the opinion of the General Partner and not in violation of the general restrictions described in Paragraph H of Article X, the factors involved appear to be favorable for the Partnership and the Partners.

                                    ARTICLE V

                         NAMES AND ADDRESSES OF PARTNERS

            The General Partner shall be Carey Diversified LLC, a limited liability company having an office at 50 Rockefeller Plaza, New York, New York 10020. The names and addresses of the Limited Partners shall be as set forth on the books and records of the Partnership which shall be kept at the principal place of business of the Partnership.

                                   ARTICLE VI

            PRINCIPAL PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT

            The principal place of business of the Partnership shall be 50 Rockefeller Plaza, New York, New York 10020. The Partnership shall also maintain a registered office in the State of Delaware at 229 South State Street, Dover, Delaware 19901. The General Partner may from time to time change the principal place of business of the Partnership or its registered office and, in


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either such event, the General Partner shall notify the Partners in writing within ten days after the effective date of such change; provided, however, that no such change shall be effected unless the General Partner determines that such change is in the best interests of the Partnership after giving consideration to any material adverse state or local income, estate or inheritance tax consequences to the Partners, or any adverse effect on the limited liability of the Limited Partners, as a result of such change and provided further that the Partnership shall always maintain a registered office in the State of Delaware. The General Partner may establish additional places of business of the Partnership when and where required by the business of the Partnership. The Partnership at all times shall maintain in the State of Delaware a registered agent for service of process upon the Partnership.

                                   ARTICLE VII

                              CAPITAL CONTRIBUTIONS

            The Partnership is authorized to issue and sell up to 100,000 limited partner interests.

            No interest shall be paid on any contribution to the capital of the Partnership.

            Loans by a Partner to the Partnership shall not be considered contributions to the capital of the Partnership. Any Partner, including any additional or substituted Partner, who shall acquire a Partnership Interest or whose Partnership Interest is increased by means of a transfer to him of all or a part of the Partnership Interest of another Partner, shall succeed to the Capital Account, or portion thereof, in respect of the Partnership Interest received.

                                  ARTICLE VIII

                               PROFITS AND LOSSES

            A. Determination of Profits and Losses. The Partnership presently intends to keep its books on the accrual method of accounting and to report for federal, state and local income tax purposes using the same method by making such adjustments as are necessary to include other items of income, expense, deduction and allowance as are permitted or required under the Code and the regulations promulgated thereunder. The Partnership may report its activities to the Limited Partners in accordance with generally accepted accounting principles. Except as otherwise provided herein, whenever a proportionate part of the Partnership profit or loss is credited or charged to a Partner's Capital Account, every item of income, gain, loss or deduction entering into the computation of such profit or loss shall be considered either credited or charged, as the case may


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be, to such Partner's Capital Account and every item of credit or tax preference related to such profit or loss and applicable to the period during which such profit or loss was realized shall be allocated to such Partner in the same proportion. Every recapture of deduction or credit shall be allocated among the Partners in the same proportion as the items of deduction or credit subject to recapture were allocated among the Partners. Any increase or decrease in the amount of any item of income, gain, loss or deduction attributable to an adjustment to the basis of Partnership assets made pursuant to a valid election under Sections 734, 743 and 754 of the Code and pursuant to corresponding provisions of applicable state and local income tax laws shall be charged or credited, as the case may be, and any increase or decrease in the amount of any item of credit or tax preference attributable to any such adjustment shall be allocated to the Partners entitled thereto under such laws. Profits and losses allocated to a particular class of Partnership Interests shall be allocated among the holders of record of such class of Partnership Interests at the end of each Fiscal Year (or such shorter period as may be provided herein) of the Partnership in proportion to their respective Partnership Interests; provided, however, that any such profits and losses attributable to a limited partner interest assigned during a Fiscal Year of the Partnership shall be allocated among the Persons who were the holders of such limited partner interests during such Fiscal Year in proportion to the number of months (for purposes of such allocation, ownership of limited partner interests for each month will be determined as of the fifteenth day of each month) that each such holder was recognized as the owner of such limited partner interest during such Fiscal
Year, without regard to the results of Partnership operations during the period in which each such holder was recognized as the owner thereof and without regard to the date, amount or recipient of any distributions which may have been made with respect to such limited partner interest.

            B. Allocation of Profits and Losses.

            1. Except as provided in subparagraph 4 of this paragraph B, the profits and losses of the Partnership (other than gains or losses from the sale, exchange or other disposition of Partnership assets) shall be allocated to the Partners as follows and in the following order of priority:

                  a. An amount of net income equal to the excess, if any, of the aggregate negative balance of the Capital Accounts of the Partners over the Minimum Gain (determined as of the end of such year or fraction thereof), shall first be allocated among the Partners whose Capital Accounts are negative as a result of nonrecourse debt in proportion to the negative amounts attributable to such nonrecourse debt.

                  b. Any remaining balance of net income shall be allocated 1% to the General Partner, 9% to the Corporate Special Partner, 1% to the Individual Special Partner and 89% to the Limited Partners.


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                  c. Net losses of the Partnership shall be allocated 1% to the
General Partner, 9% to the Corporate Special Partner, 1% to the Individual Special Partner and 89% to the Limited Partners.

            2. Except as provided in subparagraph 4 of this Paragraph B, net losses arising from sales, exchanges or other dispositions of Partnership assets shall be allocated 1% to the General Partner, 1% to the Individual Special Partner and 98% to the Limited Partners. For purposes of this subparagraph 2, Capital Accounts shall be determined after applying the allocations provided in subparagraphs 1 and 5 of this Paragraph B, and after applying subparagraphs 6 and 7 of this Paragraph B.

            3. Net gains arising from sales, exchanges or other dispositions of Partnership assets shall be allocated to the Partners as follows and in the following order of priority:

                  a. An amount of such gains equal to the excess, if any, of the aggregate negative balance of the Capital Accounts of the General Partner over the Minimum Gain;

                  b. If each Partner's Capital Account is negative and the gains are less than the aggregate negative amounts in the Capital Accounts, in the ratio that the Capital Accounts bear to each other;

                  c. If each Partner's Capital Account is negative and the gains are greater than the aggregate negative amounts in the Capital Accounts (i) first in an amount sufficient to bring each Partner's Capital Account to zero, and (ii) then to the Partners in the percentage by which Cash From Sales and Cash From Financings are then being distributed pursuant to the provisions of Paragraph E of Article IX hereof;

                  d. If certain Partners' Capital Accounts are positive and other Partners' Capital Accounts are negative (i) first in an amount sufficient to bring the Capital Account of each Partner whose Capital Account is negative to zero (or if the gains are less than the aggregate negative amounts of the Capital Accounts which are negative, to such Partners in the ratio that such negative Capital Accounts bear to each other), and (ii) then to the Partners in the percentage by which Cash From Sales and Cash From Financings is then being distributed pursuant to the provisions of Paragraph E of Article IX hereof; or

            e. If each Partner's Capital Account is positive, in the percentages by which Cash From Sales and Cash From Financings are then being distributed pursuant to the provisions of Paragraph E of Article IX hereof. For purposes of this subparagraph 3, Capital Accounts shall be determined after applying the allocations provided first in subparagraph 5 and then in subparagraphs 1 and 2 of this Paragraph B and after applying subparagraphs 6 and 7 of Paragraph B.


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            4. No loss or deduction or item thereof under subparagraph 1 or 2 of this Paragraph B shall be allocated to the General Partner if, or to the extent, such allocation would create or increase a deficit in the General Partner's Capital Account, unless:

            a. Such allocation of loss or deduction is attributable to nonrecourse debt of the Partnership; and

            b. Such allocation does not cause the deficit Capital Account of the General Partner to exceed the amount of Minimum Gain attributable to such nonrecourse debt, determined as of the last day of the taxable year to which such allocation is attributable.

            5. To the extent that any amount paid to a Limited Partner or its Affiliates pursuant to the provisions of Paragraphs G(2),(4),(5),(6) or (7) of
Article X hereof, or as Front-End Fees, is treated as a distributive share of Partnership income to the Limited Partner for Federal income tax purposes, the Limited Partner affected shall be allocated gross income of the Partnership at a time and in an amount equal to the amount of such payment, and the Capital Account of the Limited Partner so affected shall be adjusted to reflect such allocation and payment. If the Partnership's gross income for a Fiscal Year is less than the amount of such payment, the Limited Partner affected shall be allocated gross income in each succeeding Fiscal Year until the total amount so allocated equals the total amount of such payment.

            6. For purposes of subparagraphs 1(a), 2 and 3 of this Paragraph B, distributions to the Partners pursuant to Paragraphs A and E of Article IX hereof shall be treated as having been made and charged to the Capital Accounts of the Partners prior to the allocations of income, gains and losses provided therein.

            7. Solely for purposes of this Paragraph B, the Capital Accounts of each Partner shall be reduced by such Partner's share of any Partnership expenditure which would be treated as if it were an expenditure described under
Section 705(a)(2)(B) of the Code, and shall be reduced or increased by any other amount required by the then applicable regulations under Section 704 of the Code.

            8. Notwithstanding anything to the contrary in this Article VIII, if any Partner receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Partner shall be specially allocated a pro rata portion of each item of Partnership income, including gross income, and gain in an amount and manner sufficient to eliminate, as quickly as possible, any deficit balance in such Partner's Capital Account created by such adjustment, allocation or distribution in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Limited


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Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (as amended in
1986). This subparagraph 8 of Paragraph B is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section
1.704-1(b)(2)(ii)(d)(3).

            9. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain to the extent required by Treasury Regulations Section 1.704-2(f). The items to be so allocated shall be determined in accordance with Section 1.704-2(f) and (i) of the Treasury Regulations. This subparagraph is intended to comply with the minimum gain chargeback requirement in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

            10. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Section 1.704-2(i) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Treasury Regulations. This subparagraph is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts to be allocated to each Partner pursuant hereto.

            11. To the extent any Partner has an Adjusted Capital Account Deficit at the end of any Partnership Fiscal Year, each such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Paragraph 8(B)(11) shall be made if and only to the extent that such Partners would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section have been tentatively made as if this Paragraph 8(B)(11) were not in the Agreement.

            12. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partners that bear the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Treasury Regulations).

            C. Power of the General Partner to Vary Allocations of Profits and Losses. It is the intent of the Partners that each Partner's distributive share of income, gains, losses, deductions and credits shall be determined and allocated in accordance with this Article VIII to the fullest extent permitted by Section 704(b) of the Code. If the Partnership is advised that the allocations provided in this Article VIII are unlikely to be respected for Federal income tax purposes, the General Partner has been granted the power in Paragraph B(2)(a) of Article XVI of this Agreement to amend the allocation provisions of this Agreement, on advice of accountants and legal counsel, to the minimum extent necessary to effect the plan of allocations and distributions provided in this Agreement.

            D. Allocations of Profits and Losses Among Limited Partners. Except as otherwise provided in this Article VIII, all profits and losses shall be allocated among the Limited Partners in the same manner as distributions are allocated in Paragraph D of Article IX hereof.

            E. Approval of Partners to Allocation of Profits and Losses. The methods hereinabove set forth by which profits and losses of the Partnership are determined and allocated are hereby approved by each Partner as a condition to becoming a Partner.

                                   ARTICLE IX

                                  DISTRIBUTIONS

            A. Distributable Cash From Operations. The General Partner shall distribute as soon after the close of each Fiscal Quarter as is reasonably feasible all of the Distributable Cash From Operations for such Fiscal Quarter in the following manner: 1% to the General Partner, 9% to the Corporate Special Partner, 1% to the Individual Special Partner and 89% to the Limited Partners.

            B. Cash From Sales. The General Partner shall distribute, as soon after the close of each Fiscal Quarter as is reasonably feasible, all Cash From Sales realized by the Partnership during such Fiscal Quarter in accordance with the provisions of Paragraph E of this Article IX.

            C. Cash From Financings. The General Partner shall distribute, as soon after the close of each Fiscal Quarter as is reasonably feasible, all of the Cash From Financings realized by the Partnership during such Fiscal Quarter in accordance with the provisions of Paragraph E of this Article IX.

            D. Allocation of Distributions Among Limited Partners. Distributions of Distributable Cash From Operations to the Limited Partners shall be apportioned among the holders of record of limited partner interests (as determined in accordance with Paragraph A of Article VIII) in the ratio in which the number of limited partner interests held of record by each of them bears to the number of limited partner interests held of record by all the Limited Partners as of the last month of the Fiscal Quarter with respect to which such distribution is made. Distributions of Cash From Sales and Cash From Financings shall be made to holders of record (as determined in accordance with Paragraph A of Article VIII) for the month in which the transaction giving rise to the distribution was completed.

            E. Distributions of Cash From Sales and Cash From Financings. The General Partner shall distribute Cash From Sales and Cash From Financings in the following manner: 1% to the General Partner, 1% to the Individual Special Partner and 98% to the Limited Partners.

            F. No Distributions Under Certain Circumstances. Not withstanding any other provision of this Article IX, no distribution shall be made to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the Partnership, exceed the fair value of the assets of the Partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Partnership only to the extent that the fair value of that property exceeds that liability. No Partner shall have the right to receive property other than money upon any distribution. No Partner may be compelled to accept a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Partners. Except for distributions to a trust as set forth in the last sentence of paragraph B of Article XVIII, all distributions shall be made only in the form of cash.

            G. Approval of Partners to Allocation of Distributions. The methods hereinabove set forth by which Cash From Operations, Cash From Sales and Cash From Financings are allocated and distributed are hereby approved by each Partner as a condition to becoming a Partner.

                                    ARTICLE X

                      MANAGEMENT AND OPERATION OF BUSINESS

            A. Management of Business. The Partnership shall be managed by the General Partner and the conduct of the

Partnership's business shall be controlled and conducted by the General Partner in accordance with this Agreement. The approval of only the General Partner is needed for decisions concerning the Partnership's investments.

            B. Authority of the General Partner. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, the General Partner shall have and may exercise on behalf of the Partnership all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Partnership. Such powers shall include, without limitation, the following powers:

            1. To acquire, hold and dispose of any real property (or any interests therein, including leasehold estates) as well as personal or mixed property connected therewith, including the purchase, lease, development, improvement, maintenance, exchange, trade or sale of such property at such price, rental or amount, for cash, securities or other property and upon such terms, as the General Partner deems to be in the best interests of the Partnership;

            2. Subject to the provisions of paragraph H(10) of this Article X, to borrow money and, if required therefor, to mortgage or subject to any other security device any portion of the assets of the Partnership, to obtain replacements of any mortgage or other security device, and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device, provided, however, that loans from Affiliates of the General Partner shall be made in accordance with the provisions of Paragraphs G(2) and G(6) of this Article X;

            3. To invest the Partnership's funds in United States Government securities, certificates of deposit or other time or demand deposits of banks, savings banks, savings and loan associations or similar institutions which have a net worth of at least $100,000,000 or in which such certificates or deposits are fully insured by any Federal or state government agency, United States dollar deposits in foreign branches of banks, which banks have a net worth of at least $100,000,000, bank repurchase agreements covering securities of the United States Government or governmental agencies, bankers' acceptances, public money market funds, or other similar short-term highly liquid investments; to invest any working capital or other reserves retained by the General Partner for the operation of the Partnership in like manner; and to deposit, withdraw, invest, pay, retain and distribute the Partnership's funds in any manner consistent with the provisions of this Agreement;

            4. To bring and defend actions at law or in equity;

            5. To employ persons in the operation and management of the Partnership's business, including but not limited to supervisory managing agents, building management agents, real property developers and real estate brokers;

            6. To place record title to, or the right to use, Partnership assets in the name or names of a non-operating nominee or nominees, including an Affiliate of the General Partner, for any purpose convenient or beneficial to the Partnership;

            7. To perform all acts and file all documents, including tax returns and registration statements, necessary to comply with Federal, state and local laws, rules and regulations applicable to the Partnership or the conduct of the Partnership's business;

            8. To enter into and carry out contracts and agreements and any or all documents and instruments and to do and perform all such other things as may be in furtherance of Partnership purposes or necessary or appropriate to the conduct of Partnership activities;

            9. To cause the Partnership to make or revoke any of the elections required or permitted to be made by the Partnership under the Code;

            10. To determine the appropriate accounting method or methods to be used by the Partnership (the Partnership intends initially to utilize the accrual method of accounting in reporting its profits and losses for Federal, state and local income tax purposes);

            11. To designate Carey Diversified LLC, the General Partner, as the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code and, as such, the General Partner shall have all powers necessary to so perform including, without limitation, the power to retain attorneys and accountants of its choice and the right to settle any audits without the approval of the Limited Partners, except as otherwise required by the Code. The designation provided for herein is hereby expressly approved by each Partner as an express condition to becoming a Partner; and

            12. To execute, acknowledge, deliver, seal, file, record and vote any and all instruments which may be deemed necessary or convenient to effect the foregoing.

            C. Restrictions on Authority of General Partner. In addition to other acts expressly prohibited or restricted by this Agreement or by law, the General Partner shall have no authority to act on behalf of the Partnership with respect to, and is expressly prohibited from undertaking, the following:

            1. Doing any act in contravention of this Agreement;

            2. Except as provided in this Agreement and except in connection with the liquidation and winding up of the business of the Partnership upon its dissolution, doing any act which would make it impossible to carry on the ordinary business of the Partnership;

            3. Confessing a judgment against the Partnership in connection with any threatened or pending legal action;

            4. Possessing Partnership property or assigning the rights of the Partnership in specific Partnership property for other than a Partnership purpose;

            5. Admitting a Person as a Limited Partner except as provided in this Agreement;

            6. Except as provided in this Agreement and except in connection with the liquidation and winding up of the business of the Partnership upon its dissolution or a Mandatory Distribution Event, selling substantially all the assets of the Partnership at a single sale or in multiple sales in the same 12-month period without the prior written approval of Limited Partners holding more than fifty percent (50%) of the then outstanding Limited Partner Interests, with the same relative vote as provided in paragraph (d) of Article XI;

            7. Pledging or encumbering substantially all the properties of the Partnership at one time or from time to time in a series of related transactions, unless the lien of such pledge or encumbrance arises in connection with the acquisition or improvement of properties or the initial financing of properties acquired free and clear of encumbrances or the refinancing of previous obligations and such lien is limited to the properties so acquired, improved, financed or refinanced;

            8. Obtaining any loan or any mortgage loan on any residential property made or guaranteed by any Federal, state or local government or municipality or any agency of any Federal, state or local government or municipality;

            9. Performing any act (other than an act required by this Agreement) which would, at the time such act occurred, subject any Limited Partner to liability as a general partner in any jurisdiction;

            10. Prepaying any interest on any Partnership indebtedness; provided that the payment of any amount commonly referred to as "points" shall not be deemed a prepayment of interest; or

            11. Assessing any Partner for an additional capital contribution.

            D. Fiduciary Obligations of General Partner. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not such funds or assets are in their possession or control. The General Partner will not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership.

            E. Obligations of the General Partner. The General Partner shall:

            1. Devote such of its time to the business of the Partnership as it shall, in its discretion, exercised in good faith, determine to be necessary to conduct the business of the Partnership for the benefit of the Partnership and the Limited Partners;

            2. File and publish all certificates, statements or other instruments required by law for formation, qualification and operation of the Partnership and for the conduct of its business in all appropriate jurisdictions;

            3. Use its best efforts to cause the Partnership and the Partners to be protected by adequate public liability, directors and officers liability, property damage and other insurance; however, no Partnership funds may be used to purchase any liability insurance for which the indemnified person would be prohibited from being indemnified by the Partnership under Article X(F) of this Agreement;

            4. Employ attorneys to represent the Partnership, which attorneys may also serve as counsel to the General Partner and any of its Affiliates; and

     5. Use its best efforts to maintain the status of the Partnership as a "partnership" for Federal income tax purposes.

            F. Limitation on Liability of General Partner; Indemnification.

            1. Neither the General Partner nor any of its Affiliates shall have liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates if the General Partner or its Affiliates in good faith determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partner or its Affiliates and provided, with respect to Affiliates, such Affiliates were acting within the scope of the authority of the General Partner. To the fullest extent permitted by law, the General Partner and its Affiliates (other than broker-dealers) shall be indemnified by the Partnership for any losses, judgments, liabilities, expenses and amounts paid in settlement of any claim sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partner or its Affiliates, that the General Partner or its Affiliates, as the case may be, in good faith determined that their course of conduct was in the best interest of the Partnership and that, with respect to Affiliates, such Affiliates were acting within the scope of the authority of the General Partner.

            2. The General Partner and its Affiliates and any Person acting as a broker dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves indemnification of the litigation costs, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of the litigation costs or (c) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made. In any claim for indemnification for Federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission, the Arizona Corporations Commission, the Massachusetts Securities Division, the Missouri Securities Division, the Pennsylvania Securities Division and other state securities commissioners with respect to the issue of indemnification for securities law violations.

            3. The Partnership shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited.

            4. The Partnership shall not make any advances to the General Partner or its Affiliates for legal expenses and other costs incurred as a result of a legal action unless the following three conditions are satisfied:
(a) the legal action relates to the performance of duties or services by the General Partner or its Affiliates on behalf of the Partnership, (b) the legal action is initiated by a party other than the Partnership or a Limited Partner and (c) the General Partner or its Affiliates undertake to repay the advanced funds to the Partnership in cases in which they would not be entitled to such indemnification.

            5. For purposes of this Section (F) of Article X, the term Affiliate shall mean any Person performing services on behalf of the Partnership (i) who directly or indirectly controls, is controlled by, or is under common control with the General Partner, (ii) who owns or controls 10% or more of the outstanding voting securities of the General Partner, (iii) who is an officer, director or partner of the General Partner or (iv) which is a company for which the General Partner acts as an officer, director, partner or trustee.

            6. Any payments made by the Partnership to the General Partner or its Affiliates as a result of any indemnification or hold harmless agreement shall be paid out of the assets of the Partnership (and any insurance proceeds) and not from the separate assets of the Limited Partners.

            G. Specific Transactions Authorized. The General Partner is hereby authorized to enter into, on behalf of the Partnership, the following specific transactions:

            1. The Partnership may purchase property from any Affiliate of the General Partner provided (i) the property was acquired by such Affiliate for the purpose of facilitating its purchase by the Partnership, facilitating the borrowing of money or the obtaining of financing for the Partnership or any other purpose related to the business of the Partnership, (ii) the property is purchased by the Partnership for a price no greater than the Appraised Value,
(iii) there is no adverse difference in the interest rates of the loans secured by the property at the time acquired by such Affiliate and at the time purchased by the Partnership nor any other benefit arising out of such transaction to the General Partner and (iv) no compensation is paid by the Partnership or by any non-affiliated person to any Affiliate of the General Partner in connection with the purchase of the property by the Partnership.

            2. The Partnership may take a loan, the principal amount of which is scheduled to be paid over a period of not less than 48 months and not more than 50% of the principal amount of which is scheduled to be paid during the first 24 months, from an Affiliate of the General Partner provided that such Affiliate is a program formed for the purpose of, among other things, making mortgage loans and further provided that (i) the terms of any such loan are fair and at least as favorable to the Partnership as could be obtained from a non-Affiliate in similar circumstances, (ii) the Partnership obtains a letter of opinion from a qualified Independent Advisor to such effect and (iii) the Partnership is represented, with respect to such mortgage loan, by legal counsel different from the legal counsel retained for such transaction by the Affiliated lender.

            3. An officer or director of the General Partner may serve as a director of a tenant of the Partnership after a lease with the Partnership has been executed, provided that the purpose of such service as a director is for monitoring tenant activity on behalf of the Partnership and provided that the Partnership shall not incur, directly or indirectly, any costs relating to such service. Any tenant having such an officer or director serving as a director shall not be deemed an Affiliate of the Partnership for purposes of this Agreement so long as such tenant would not otherwise be an Affiliate for purposes of this Agreement except by reason of such service. An officer or director serving as a director of the tenant may not vote as a member of the board of directors of the tenant on matters relating to the Partnership or any Affiliate of the Partnership.

            4. The Partnership may contract (i) with Affiliates of the General Partner to serve as real estate brokers and mortgage placement brokers in connection with the investment of the Partnership assets and (ii) with Affiliates of the General Partner to serve as real estate brokers in connection with the sale of property by the Partnership. The amount of real estate commissions payable to Affiliates of the General Partner upon a sale of property by the Partnership where such Affiliates have provided a substantial amount of services in the sales effort may not exceed the lesser of (i) 3% of the contract price for the sale of the property or (ii) 50% of the reasonable, customary and competitive rate for similar services in light of the size, type and location of the property; provided, however that the total real estate commissions payable to such Affiliates and to other Persons may not exceed the lesser of (a) 6% of the contract price for the sale of the property or (b) the reasonable, customary and competitive rate for similar services in light of the size, type and location of the property. No Affiliate of the General Partner may receive payment of a real estate commission with respect to the sale of any property by the Partnership unless the total consideration received by the Partnership upon such sale exceeds the amounts actually paid by the Partnership for the purchase, development, construction or improvement of the Property and any fees and commissions paid by the Partnership in connection therewith.

            5. Affiliates of the General Partner may receive insurance premiums and brokerage commissions with respect to insurance on property owned by the Partnership only when the cost of such insurance is paid by tenants who net lease such properties from the Partnership. No such net lease shall provide that the lessee is required to purchase insurance through an Affiliate of the General Partner.

            6. At any time, the Partnership may borrow funds from Affiliates of the General Partner or third parties on a short term basis to provide the debt portion of the purchase price of any property if (i) the Partnership is unable to obtain a permanent loan or, in the judgment of the General Partner, it is not in the best interests of the Partnership to obtain a permanent loan at the interest rates then prevailing and (ii) the General Partner has reason to believe that the Partnership will be able to obtain a permanent loan on or prior to the end of the loan term. Any such short-term loans may be fully or partially amortized, may provide for the payment of interest only during the term of the loan or may provide for the payment of principal and interest only upon maturity. Any such short-term loans may be secured by a pledge of or security interest in the net assets of the Partnership or, if the loan is obtained to pay or provide the debt or equity portion of the purchase price of a property, by a first or junior mortgage on the property to be acquired. Any short-term loans from Affiliates of the General Partner will bear interest at a rate equal to the lesser of (A) 1% above the prime interest rate at The Bank of New York or (B) the rate that would be charged to the Partnership by unrelated lending institutions on comparable loans for the same purpose in the locality of the property but in no event greater than the maximum amount permitted by law. Such borrowings shall be nonrecourse to the Partnership, unless the General Partner shall otherwise consent in writing. No prepayment charge or penalty shall be required by a General Partner on a loan to the Partnership from the General

Partner secured by either a first or a junior or all inclusive trust deed, mortgage or encumbrance on the property; except to the extent such prepayment charge or penalty is attributable to the underlying encumbrance.

            7. All of the Partnership's expenses shall be billed directly to and paid by the Partnership. The Partnership shall reimburse the General Partner or its Affiliates for: (a) the actual cost to the General Partner or their Affiliates of goods and materials used for and by the Partnership and obtained from unaffiliated parties and (b) the costs incurred by the General Partner or its Affiliates in performing administrative services necessary to the prudent operation of the Partnership; provided, however, that the amounts charged to the Partnership for services performed pursuant to this clause (b) shall not exceed the lesser of (1) the actual cost of such services, or (2) 90% of the amount which the Partnership would be required to pay to independent parties for comparable services in the same geographic location. No reimbursement shall be made to the General Partner or its Affiliates for: (x) services for which the General Partner or its Affiliates are entitled to compensation by way of a separate fee or (y) any of the salaries, fringe benefits, travel expenses and other administrative items incurred by or allocated to any controlling person (as defined herein) of the General Partner or its Affiliates; provided, however, that the Partnership may reimburse the General Partner or its Affiliates for the travel expenses of controlling persons if such travel expenses are incurred by such controlling persons in connection with the evaluation of properties being considered for acquisition or visits to executives of potential tenants of properties being considered for acquisition to discuss current financial results. The Partnership's annual report to the Partners shall contain a breakdown of the costs reimbursed to the General Partner or its Affiliates. Within the scope of the annual audit of the General Partner's (or such Affiliate's) financial statement, the independent certified public accountant shall verify the allocation of such costs to the Partnership. The method of review shall at minimum provide (1) a review of time records of individual employees, the costs of whose services were reimbursed; and (2) a review of the specific nature of the work performed by each such employee. The methods of review shall be in accordance with generally accepted auditing standards and shall accordingly include such tests of the accounting records and such other auditing procedures which the General Partner's (or such Affiliate's) independent certified public accountants consider appropriate in the circumstances. The additional costs of such review shall be itemized by such accountants on a partnership by partnership basis and may be reimbursed to the General Partner (or such Affiliate) in accordance with this Paragraph only to the extent that such reimbursement, when added to the cost for administrative services rendered, does not exceed the competitive rate for such services as determined in this Paragraph G(7).

            As used herein, the term "controlling person" shall mean any Person, whatever his title, who performs executive or senior management functions for the General Partner or such Affiliate similar to those of executive or senior management officers, directors or partners, or those holding 5% or more equity interest in the General Partner or such Affiliate or a Person having the power to direct or cause the direction of the management and/or policies of the General Partner or such Affiliate, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Paragraph G(7), not every Person who carries a title such as vice president, corporate secretary or treasurer shall be considered a controlling person, unless such Person performs the functions or has the powers described above, and even in the absence of a specific title, an executive in a senior management position shall be considered a controlling person.

            8. The Partnership may invest in unimproved or non-income producing real property and the stock of or other interests in, or warrants or other rights to purchase the stock of or other interests in, any tenant of the Partnership or the parent or controlling person of any tenant. The Partnership may not borrow funds to make investments in such stock, interests, warrants or other rights. The Partnership will not exercise warrants or other rights to purchase the stock of or other interests in a tenant or the parent or controlling person of a tenant unless the Partnership will immediately liquidate the stock or interest purchased at a price in excess of the exercise price. Under such circumstances, payment of the exercise price shall not be deemed an investment subject to the above limitations respecting the amount of net proceeds derived from the sale of limited partner interests which the Partnership may invest in unimproved or non-income producing real property or stock, interests, warrants or other rights. The Partnership may borrow funds on a short-term basis to pay the exercise price on warrants or other rights or may pay such exercise price from funds held in the working capital reserve and will repay the loan or replenish the reserve upon the sale of the securities or interests purchased before it makes distributions to the Partners respecting the proceeds of sale or reinvests such proceeds in properties.

            9. The Partnership may incur indebtedness in connection with the purchase, improvement, repair, development and financing or refinancing of properties and the operation of the Partnership, including the funding of operating deficits and obtaining Cash From Sales and Cash From Financings for distribution to Partners. Such indebtedness may not exceed 80% of the total purchase price of the Partnership's properties and may be in the form of purchase money obligations to the sellers of properties or in the form of loans from banks, institutional investors and other lenders, which indebtedness may be secured by mortgages or other interests in the property owned by the Partnership (including "wrap-around" or "all-inclusive" mortgages to the extent provided in Paragraph H(9) of this Article X) and may involve final or interim principal payments substantially greater than the regular monthly payments. The Partnership may also from time to time borrow additional funds for the purchase of property, which indebtedness may be secured by the general assets of the Partnership.

            H. General Restrictions.

            1. The Partnership shall obtain a written evaluation report specifying an Appraised Value signed by an independent appraiser prior to the purchase of any property by the Partnership and shall not purchase any such property if the purchase price and all Acquisition Fees paid by the Partnership in connection with the acquisition exceed the Appraised Value set forth in such report. All such appraisals, whether or not the property which is the subject of such appraisal is purchased by the Partnership, shall be at the Partnership's expense or at the expense of the seller, shall be retained for five years and shall be available for inspection and duplication by the Limited Partners upon reasonable notice to the Partnership for a purpose reasonably related to their interest as limited partners in the Partnership.

            2. The Partnership may not sell any property in a transaction in which an Affiliate of the General Partner acts as a real estate broker unless the provisions of Paragraph G(4) of this Article X are complied with.

            3. The Partnership shall not own any land where the buildings and improvements thereon are owned by an Affiliate of a General Partner unless (i) such Affiliate is a public program formed for the purpose of investing in real estate, (ii) the terms of such transaction are at least as favorable as the terms of any comparable transactions made on an arm's length basis and known to the General Partner, and (iii) payments to the General Partner and its Affiliates for services rendered in a capacity other than that as General Partner may only be made upon a determination that (a) the compensation is not in excess of the compensation paid to them by third parties for any comparable services and (b) the compensation is not greater than the charges for comparable services available from others who are competent and not affiliated with any of the parties involved and the Partnership has obtained a letter of opinion of a qualified Independent Advisor to such effect prior to effecting such transaction.

            4. The Partnership shall not give an Affiliate of a General Partner the exclusive right to sell property for the Partnership.

            5. The aggregate borrowings of the Partnership shall not exceed 80% of the purchase price of all properties purchased by the Partnership on a combined basis. The foregoing restriction may be waived or lessened by the General Partner without the approval of the Limited Partners, but only with the prior written consent of the Commissioner of Corporations of the State of California or pursuant to a change in the published Rules of the Commissioner. In no event, however, shall the aggregate borrowings of the Partnership exceed the sum of 85% of the purchase price of all properties which have not been refinanced and 85% of the aggregate fair market value of all refinanced properties.

            6. Except as set forth in paragraph G(7) of this Article X, all expenses of the Partnership shall be billed directly to and paid by the Partnership.

            7. Except as disclosed in the Prospectus, the General Partner shall not receive from the Partnership a rebate or give up or participate in any reciprocal business arrangement which would enable them or any Affiliate of the General Partner to receive such rebate or give-up or to circumvent any restrictions contained herein upon dealings with Affiliates.

            8. The Partnership funds shall not be commingled with the funds of any other Person.

            9. The Partnership shall not finance the purchase of property by use of a wraparound note and mortgage ("all-inclusive" note and deed of trust) unless (a) the General Partner and any Affiliate of the General Partner receives interest on the amount of the underlying encumbrance in excess of that payable to the lender on such underlying encumbrance, (b) the Partnership receives credit on its obligation under the all-inclusive note for payments made directly on the underlying encumbrance and (c) all payments on the underlying encumbrance shall be made by the Partnership or, in the alternative, payments by the Partnership on the wrap-around note are made to a third party collecting agent which in turn disburses such payment, first to the holder of such underlying encumbrance, and thereafter to the holder of the wrap-around note.

            10. The Partnership shall not create or assume any indebtedness for borrowed money unless the documents pursuant to which such indebtedness is created or assumed provide, and the General Partner shall cause any and all such documents assumed or entered into by or on behalf of the Partnership to provide, that the parties thereto other than the Partnership (including any Affiliates of the General Partner) shall look only to the assets of the Partnership for satisfaction of the liabilities and obligations of the Partnership under such documents (including without limitation those arising from representations, warranties, covenants and agreements made in or in connection with such documents) and that such other parties shall have no recourse to the Partners or the separate assets of the Partners for the satisfaction of such liabilities and obligations. The Partnership shall not incur any indebtedness wherein the lender will have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profit, capital or property of the Partnership other than as a creditor.

            11. The Partnership shall not enter into any contracts with the General Partner or with any Affiliates of the General Partner to construct or develop Partnership properties or to render any services in connection with such construction or development.

            12. The Partnership shall not acquire any property which is under construction unless completion of the improvements on the property is guaranteed at the contracted price by an adequate completion bond or other satisfactory arrangement.

            13. Unimproved or non-income producing property shall not be acquired except in amounts and upon terms which can be financed by Distributable Cash From Operations.

            14. No Partnership assets may be invested in junior mortgages or deeds of trust; provided, however, that the acquisition of a junior mortgage or deed of trust in connection with the sale, financing or refinancing of real property shall not be deemed to be investing in junior mortgages or deeds of trust.

            15. Any agreement entered into between the Partnership and the General Partner or its Affiliates, other than a mortgage with a program sponsored by W.P. Carey & Co., Inc. or an Affiliate of W.P. Carey & Co., Inc. under which such General Partner or its Affiliates are compensated for the provision of goods or services to the Partnership, must be terminable by the Partnership, without penalty, upon 60 days' notice and any such agreement must be embodied in a written contract which precisely describes the services to be rendered and all compensation to be paid and which agreement shall be fully disclosed in the Prospectus and no such agreement shall be permitted unless the General Partner or such Affiliate has been previously engaged in the business of rendering such services or selling or leasing such goods independently of the Partnership and as an ordinary and ongoing business and unless the cost to the Partnership does not exceed the lesser of the cost of such goods or 90% of the cost to the Partnership of any other Person who is rendering comparable services or selling or leasing comparable goods which could reasonably be made available to the Partnership and the agreement is on competitive terms. If the General Partner or such Affiliate purchases goods or materials from an independent third party which are used by the Partnership, the General Partner or Affiliate may be reimbursed at its cost. "Cost", as that term is used in this paragraph, includes the price of goods and materials paid to independent third parties and direct costs incurred by the General Partner or Affiliate providing the service, including overhead directly attributable to the transaction but excluding general or administrative overhead (which term includes but is not limited to salaries, rent, travel expenses and other items generally falling under the category of overhead). Agreements with the General Partner and its Affiliates for other than administrative services and other than leases and mortgages may be modified only by a vote of the majority of Limited Partners.

            16. Neither the General Partner nor its Affiliates may acquire stock or other interests in, or warrants or other rights to purchase the stock of or other interests in, any tenant of the Partnership or the parent or controlling person of any tenant unless such securities are (i) received as payment of an Acquisition Fee for services provided in connection with the acquisition of the property occupied by such tenant (subject to the limitation included in the definition of "Acquisition Fees") or (ii) available to the general public.

            I. Compensation of General Partner. The General Partner shall not, in its capacity as General Partner, receive any salary, fees, profits or distributions from the Partnership except profits, distributions, fees and allocations to which they may be entitled under Articles VIII, IX and X.

            J. Other Business of Partners. Except as otherwise specifically provided herein, any of the Partners and any shareholder, officer, director, employee or other Person holding a legal or beneficial interest in an entity which is a Partner may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real, personal or mixed property and neither the Partnership nor the Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

                                   ARTICLE XI

                 STATUS OF LIMITED PARTNERS AND SPECIAL PARTNERS

            The Limited Partners and Special Partners shall not participate in the management or control of the Partnership's business nor shall they transact any business for the Partnership nor shall they have the power to sign for or bind the Partnership, said powers being vested solely and exclusively in the General Partner. Except as described herein and in the Act, Limited Partners and Special Partners have no liability in excess of their obligation to make contributions to the Partnership and their share of the Partnership's assets and undistributed profits. The Partnership Interest owned by a Limited Partner or Special Partner shall be fully paid and nonassessable except as described herein and in the Act.

            In addition to those described elsewhere in this Agreement, the Limited Partners and Special Partners shall have the following rights, powers, privileges, duties and liabilities:

            (a) The Limited Partners and Special Partners shall have the right to have full and true information of all things affecting the Partnership and shall be entitled to such reports as are set forth in Article XII hereof for a purpose reasonably related to such Partner's interest as a partner in the Partnership.

            (b) The Limited Partners and Special Partners shall receive from the Partnership the share of the distributions provided for in this Agreement in the manner and at the times provided for in this Agreement.

            (c) A Limited Partner or a Special Partner shall have the right to demand the return of his Capital Account only on the dissolution and winding up of the Partnership in accordance with Article XVIII hereof. No Limited Partner shall have priority over any other Limited Partner either as to the return of capital or as to profits, losses or distributions. No Limited Partner or Special Partner shall have the right to bring an action for partition against the Partnership.

            (d) Limited Partners holding more than 50% of the outstanding Limited Partner Interests may (1) remove the General Partner and (2) in the event that a vacancy shall occur in the office of General Partner, continue the business of the Partnership and elect a successor General Partner upon the withdrawal, removal, death, adjudication of incompetence to manage his person or his property, adjudication of bankruptcy under Chapter 7 of the Federal Bankruptcy Code (or any similar law or provision enacted in lieu thereof), assignment by the General Partner of all of the General Partner's Interest or other cessation to exist as a General Partner under the Act.

            (e) Upon written request to the Partnership for a purpose reasonably related to such Partner's interest as a partner in the Partnership, each Limited Partner and Special Partner shall have the right to be mailed, at such Partner's expense, a complete list of names and addresses and interests of all Limited Partners as set forth in the books and records of the Partnership, copies of the Certificate of Limited Partnership and all amendments thereto and copies of this Agreement and all amendments thereto and powers of attorney pursuant to which this Agreement was executed. A reasonable charge for copy work may be charged by the Partnership.

                                   ARTICLE XII

                          BOOKS OF ACCOUNT AND REPORTS

            Proper books of account shall be kept by the General Partner wherein shall be entered all transactions, matters and things relating to the Partnership's business as are usually entered into books of account kept by Persons engaged in a business of a like character. The books of account shall be kept at the principal place of business of the Partnership and each Partner (or any duly constituted designee of a Partner) shall at all times during reasonable business hours have free access to and the right to inspect and copy the same for a purpose reasonably related to such Partner's interest as a partner in the Partnership. The Partnership shall also maintain the following: a current alphabetical list of the Partners' names, addresses, Contributions and Capital Accounts; copies of the Certificate of

Limited Partnership and all amendments thereto; copies of the Partnership's Federal, state and local income tax or information returns and reports for the six most recent tax years; copies of this Agreement and all amendments thereto and powers of attorney pursuant to which this Agreement was executed and the Partnership's financial statements for the six most recent fiscal years.

            There shall be established for each Partner on the books and records of the Partnership a Capital Account which shall be maintained in accordance with Federal income tax accounting principles and which shall show the amount of each capital contribution made by such Partner (or his, her or its predecessor in the case of an assignment of a Partnership Interest), adjusted to reflect such Partner's proportion of profits and losses (determined according to Article
VIII) and of withdrawals and distributions and other items to the extent properly creditable to or chargeable against such Capital Account.

            Within 75 days after the end of each Fiscal Year, the General Partner shall deliver to each Limited Partner adequate information to enable each Limited Partner to complete and file his Federal tax return.

            Copies of each report distributed to the Limited Partners shall, to the extent required by applicable law, be filed concurrently with relevant state "Blue Sky" authorities. If the Partnership engages an Independent Advisor who is not the Independent Advisor engaged to render a current fairness opinion or the fairness opinion preceding it, the General Partner shall inform the Limited Partners (by no later than the next annual report) of the date when such new Independent Advisor was engaged, and whether there were any disagreements with the former Independent Advisor on any matters of valuation, assumptions, methodology, accounting principles and practice, or disclosure, which disagreements, if not resolved to the satisfaction of the former Independent Advisor, would have caused him to make reference, in connection with the fairness opinion, to the subject matter of the disagreement or decline to give an opinion.

                                  ARTICLE XIII

                                   FISCAL YEAR

            The Fiscal Year of the Partnership shall begin on the first day of January and end on the thirty-first day of December in each year. Should the General Partner decide to change the Fiscal Year of the Partnership, it will seek to obtain any required approvals from the Internal Revenue Service for such change. If such approval is obtained (or not then required), the General Partner will give prompt notice to the Limited Partners of the change in Fiscal Year.

                                   ARTICLE XIV

                                PARTNERSHIP FUNDS

            The funds of the Partnership shall be deposited in such account or accounts as shall be designated by the General Partner and all withdrawals against such accounts shall be made only by the General Partner or by its properly delegated agents.

                                   ARTICLE XV

                        TRANSFER OF PARTNERSHIP INTEREST

            A. In General. A Limited Partner or Special Partner may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or in any manner encumber, his interest in the Partnership or any part thereof except as permitted in this Article, and any act in violation of this Paragraph A shall not be binding upon or recognized by the Partnership regardless of whether the General Partner shall have knowledge thereof.

            B. General Partner.

            1. Upon the vote of Limited Partners holding more than fifty percent (50%) of the then outstanding Limited Partner Interests pursuant to Paragraph
(d) of Article XI and with the same proportionate vote as provided therein, may remove a General Partner from the Partnership. Written notice of the removal of such General Partner shall be served upon the General Partner either by certified or by registered mail, return receipt requested, or by personal service. Said notice shall set forth the day upon which the removal is to become effective. Upon receipt of notice, the General Partner shall cause an accounting to be prepared covering the transactions of the Partnership since the end of the previous Fiscal Year and, it shall not thereafter sell or dispose of or allow the sale or disposition of any Partnership asset unless such sale or disposition was the subject of a contract entered into by and binding upon the Partnership prior to the date upon which the notice was received by the General Partner.

            2. Until the dissolution of the Partnership otherwise occurs, the General Partner shall not voluntarily take any steps to dissolve itself nor shall the General Partner voluntarily withdraw; provided, however, that nothing in this Agreement shall be deemed to prevent the merger or reorganization of Carey Diversified LLC into or with any other entity organized under the laws of the United States or any state thereof or the transfer of all the limited liability company interests of Carey Diversified LLC and the assumption of the rights and duties of the General Partner by, in the case of a merger, reorganization or consolidation, the surviving entity by operation of law provided that the surviving entity shall be admitted to the Partnership immediately prior to such event and such successor shall continue the business of the Partnership as the General Partner without dissolution.

            3. Upon the removal, adjudication of bankruptcy under Chapter 7 of the Federal Bankruptcy Code (or any similar law or provision enacted in lieu thereof), assignment by the General Partner of its General Partner's Interest (other than by operation of law as a result of a merger or reorganization permitted by Paragraph B(2) of this Article XV) or other cessation to exist as the General Partner under the Act, the General Partner's Partnership Interest and interest in Distributable Cash From Operations and its interest in Cash From Sales and Cash From Financings shall be purchased by the Partnership for a purchase price equal to the fair market value thereof determined pursuant to the provisions of Section 4 of this Paragraph B. The purchase price of such interest shall be paid by the Partnership to the General Partner by the promissory note of the Partnership, payable to the General Partner or its order, having a face amount equal to such purchase price, containing provisions as would be usual and customary in a commercial promissory note, bearing interest at a rate per annum equal to the lesser of 1% above the prime interest rate at The Bank of New York or the maximum rate permitted by law, payable annually in equal installments of principal and interest over a period of no less than five years from the date of the General Partner's removal, adjudication of bankruptcy under Chapter 7 of the Federal Bankruptcy Code (or any similar law or provision enacted in lieu thereof), assignment by the General Partner of its General Partner's Partnership Interest (other than by operation of law as a result of a merger or reorganization permitted by Paragraph (2) of this Article XV) or other cessation to exist as a General Partner under the Act. The Partnership shall also pay to the General Partner all amounts then accrued and owing to the General Partner.

            4. The fair market value of the General Partner's Partnership Interest purchased by the Partnership pursuant to Section 3 of this Paragraph B shall be determined by agreement between the General Partner and the Partnership (which agreement shall require the approval of the Limited Partners holding more than fifty percent (50%) of the outstanding Limited Partner Interests, with the same proportionate vote as provided in paragraph (d) of Article XI. If the General Partner and the Partnership cannot agree upon the fair market value of such Partnership Interest within 30 days after the occurrence of the event upon which such interest of the General Partner is to be purchased by the Partnership, the fair market value thereof shall be determined by arbitration in accordance with the then current rules of the American Arbitration Association. The results of such arbitration shall be final and binding and may be enforced by legal proceedings. The expense of arbitration shall be borne equally by the General Partner and the Partnership. The fair market value of the General Partner's Partnership Interest shall be the amount the General Partner would receive upon dissolution and termination of the Partnership assuming that such dissolution or termination occurred on the date of the occurrence of the event upon which such Partnership Interest of the General Partner is to be purchased by the Partnership and the assets were sold for their then fair market value without any compulsion on the part of the Partnership to sell such assets.

            C. Limited Partners and Special Partners.

            1. The General Partner may, pursuant to this Article XV, (a) admit as a substituted Limited Partner or Special Partner any successor in interest to a Limited Partner or Special Partner either deceased or under legal disability, and (b) admit as substituted Limited Partners or Special Partners assignees of Limited Partners or Special Partners.

            2. A substituted Limited Partner or Special Partner is a Person admitted to all the rights of a Limited Partner or Special Partner. An assignee is a Person to whom a Limited Partner or Special Partner has assigned his interest in the Partnership but who has not become a substituted Limited Partner or Special Partner. An assignee shall have no right to require any information or account of the Partnership's transactions or to inspect the Partnership's books and records but shall only be entitled to receive the share of the profits, or the return of the capital contribution, to which his assignor would otherwise be entitled as set forth in Section 5 of this Paragraph C.

            3. No assignee of the whole or any portion of a Limited Partner's or Special Partner's interest in the Partnership shall have the right to become a substituted Limited Partner or Special Partner in place of his assignor unless all of the following conditions are satisfied:

            (a) The duly executed written instrument of assignment setting forth the intention of the assignor that the assignee become a substituted Limited Partner or Special Partner in his place shall have been filed with the Partnership;

            (b) The interests in the Partnership being acquired by the assignee shall consist of at least five percent of the limited partner or special partner interest (two percent of the limited partner or special partner interest for an Individual Retirement Account) and, if the assignor shall retain any limited partner interest, such retention shall consist of at least five percent of the limited partner or special partner interests (two percent of the limited partner or special partner interests for an Individual Retirement Account);

            (c) The assignor and assignee shall execute and acknowledge such other instruments as the General Partner may deem necessary or desirable to effect such assignment and admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement and his execution, acknowledgment and delivery to the General Partner of a Power of Attorney, the form and content of which are more fully described in Article XIX hereof; and

            (d) The assignee shall pay a transfer fee not to exceed $50.00 per transaction to the Partnership. The written consent of the General Partner to such substitution or a notice of denial of consent shall be given to the assignee not later than the last day of the calendar month following the month the General Partner actually receives the instrument of assignment.

            4. Any Person admitted to the Partnership as a Partner shall be subject to all of the provisions of this Agreement as if originally a party to it.

            5. Subject to the provisions of Section 11 of this Paragraph C, compliance with the suitability standards imposed by the Partnership, applicable "Blue Sky" laws and the applicable rules of any other governmental authority, a Limited Partner or Special Partner shall have the right to assign the whole or any portion of its limited partner or special partner interest (but not less than five percent of the limited partner or special partner interests (two percent of the limited partner interests for an Individual Retirement Account)) and, if he shall retain any limited partner or special partner interest, subject to his retaining not less than five percent of the limited partner or special partner interests (two percent of the limited partner or special partner interests for an Individual Retirement Account) of his Partnership Interest by a written assignment the terms of which are not in contravention of any of the provisions of this Agreement, which assignment has been executed by the assignor and received by the Partnership and recorded on the books and records thereof. Any assignment in contravention of any of the provisions of this Section 5 shall be of no force and effect and shall not be binding upon or recognized by the Partnership.

            (a) Except as provided in Subsection (e) below, Paragraph A of
Article VIII hereof and Paragraph D of Article IX hereof, an assignee of a Partnership Interest shall be entitled to receive distributions from the Partnership of Distributable Cash From Operations for any quarter attributable to the interest acquired by reason of such assignment beginning in the Fiscal Quarter in which the assignee is recognized as the owner of such Partnership Interest. For purposes of such distribution, ownership of a Partnership Interest for each Fiscal Quarter will be determined as of the fifteenth day of the last month of each Fiscal Quarter.

            (b) Except as provided in Subsection (e) below, Paragraph A of
Article VIII hereof and Article IX hereof, an assignee of a Partnership Interest shall be entitled to receive distributions from the Partnership of Cash From Sales and Cash From Financings beginning in the month in which the assignee is recognized as the owner of such Partnership Interest. For purposes of such distributions, ownership of a Partnership Interest for each month will be determined as of the fifteenth day of each month.

            (c) The net profits and net losses attributable to an interest in the Partnership assigned during any year shall be divided among and allocated in accordance with the provisions of Paragraph A of
Article VIII hereof.

            (d) The effective date of an assignment of an interest in the Partnership as used in this Section shall be the day on which the written instrument of assignment, in form and substance satisfactory to the General Partner, is accepted by the General Partner.

            (e) Notwithstanding the other provisions of this Article XV and subject to the limitations of Article X(F), both the Partnership and the General Partner shall be entitled to treat the assignor of such interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to him, until such time as the written assignment has been received by, and recorded in the books and records of, the Partnership.

            6. The General Partner may elect to treat an assignee who has not become a substituted Limited Partner or Special Partner as a substituted Limited Partner or Special Partner in the place of his assignor should the General Partner deem, in its absolute discretion, that such treatment is in the best interests of the Partnership for any of its purposes or for any of the purposes of this Agreement.

            7. No approval of any of the Limited Partners or Special Partners is required to effect the substitution of a Limited Partner or Special Partner, except that a Limited Partner or Special Partner who assigns his interest in the Partnership must evidence his intention that his assignee be admitted as a substituted Limited Partner or Special Partner in his place and must execute such instruments as the General Partner may in its absolute discretion determine to be necessary or desirable in connection therewith.

            8. Upon the admission of a Limited Partner or Special Partner (whether as a result of his purchase of limited partner interest from the Partnership or his admission as a substituted Limited Partner or Special Partner), the General Partner shall make an appropriate entry on the books and records of the Partnership.

            9. Upon the death or adjudication of incompetence to manage his person or his property of an individual Limited Partner or Special Partner, his personal representative shall have all of the rights of a Limited Partner or Special Partner for the purpose of settling or managing his estate, and such power as the decedent or incompetent possessed to constitute a successor as an assignee of its interest in the Partnership and to join with such assignee in making application to substitute such assignee as a Limited Partner or Special Partner. However, such personal representative shall not have the right to become a substituted Limited Partner or Special Partner in the place of his predecessor in interest unless the conditions of Section 3 of this Paragraph C (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

            10. Upon the adjudication of bankruptcy under Chapter 7 of the Federal Bankruptcy Code (or any similar law or provision enacted in lieu thereof) or other cessation to exist as a legal entity of a Limited Partner or Special Partner not an individual, the authorized representative of such entity shall have all of the rights of a Limited Partner or Special Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its interest in the Partnership and to join with such assignee in making application to substitute such assignee as a Limited Partner or Special Partner. However, such authorized representative shall not have the right to become a substituted Limited Partner or Special Partner in the place of his predecessor in interest unless the conditions of Section 3 of this Paragraph C (other than the requirement that the assignor execute and acknowledge instruments) are first satisfied.

            11. (a) No assignment or transfer of an interest in the Partnership may be made which would result in Limited Partners or Special Partners and assignees of Limited Partners or Special Partners owning, directly or indirectly, individually or in the aggregate, more than twenty percent (20%) of the equity interests of a General Partner or any Affiliate of a General Partner as defined in Section 1504(a) of the Code. If any such assignment or transfer would otherwise be made by bequest, inheritance or operation of law, the transferee shall not become a Partner and the interest in the Partnership transferred shall be automatically redeemed by the Partnership in the same manner as provided in Subsection (b)(4) of this Section 11.

            (b) Anything to the contrary contained herein notwithstanding:

            (1) Except in the case of the Merger, in any twelve (12) consecutive month period no assignment or transfer of a limited partner interest may be made if as a result thereof the aggregate total of limited partner interests assigned and/or transferred in such period would exceed forty percent (40%) of the outstanding limited partner interests. This limitation is hereinafter referred to as the "forty percent (40%) limitation."

            (2) A Limited Partner may assign or transfer his Partnership Interest to: (i) his spouse (unless legally separated), child or ancestor, or
(ii) a corporation, partnership, trust or other entity, fifty-one percent (51%) of the equity interest of which is owned by such Limited Partner and/or any of the Persons specified in clause (i) so related to such Limited Partner, provided, however, that such transfers are subject to the forty percent (40%) limitation.

            (3) Subsection (b)(1) of this Section 11 shall not apply to a transfer by gift, bequest or inheritance, or a transfer to the Partnership and, for purposes of the forty percent (40%) limitation, any such transfer shall not be treated as such.

            (4) If, after the forty percent (40%) limitation is reached in any consecutive twelve (12) month period, a transfer of a Partnership Interest would otherwise take place by operation of law (but not including any transfer referred to in Subsection (b)(3) of this Section 11), then the transferee shall not become a Limited Partner and such Partnership Interest shall be automatically redeemed by the Partnership for a price equal to the fair market value of said interest on such date of transfer. The price shall be paid within ninety (90) days after the date of the transfer and redemption. If the Partnership and the transferor do not agree upon the fair market value of the Partnership Interest, the purchase price shall be determined by arbitration. The purchase price shall be paid in cash within ten (10) days after such determination.

            (c) No transfer or assignment of any limited partner interest shall be made if it would result in the Partnership's being treated as an association taxable as a corporation for tax purposes. The General Partner, in its sole discretion, may, on behalf of the Partnership, impose any restrictions on transfers or assignments of limited partner interests it may deem appropriate to give effect to the preceding sentence. The General Partner shall incur no liability to any Limited Partner, prospective investor or assignee for any action or inaction in connection with the foregoing, provided that the General Partner acted in good faith and such course of conduct did not constitute negligence or misconduct of the General Partner.

            12. The General Partner will cause the Partnership to make the election referred to in Section 754 of the Code, and any similar election provided by state or local law, or any similar provision enacted in lieu thereof.

            13. No Limited Partner or Special Partner shall be entitled to withdraw from the Partnership except on transfer of all his partner interest pursuant to this Article XV.

            14. Each Limited Partner or Special Partner shall immediately notify the Partnership of any assignment of any partner interest in the Partnership and shall provide the name, address and identification number of the assignee.

            D. Opinions Regarding Taxation. In the event that the tax status of the Partnership changes and, notwithstanding any other provision of this Agreement, the requirement, as a condition to any action proposed to be taken under this Agreement, that the Partnership be furnished an opinion of counsel for the Partnership to the effect that the proposed transaction would not result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes, shall not be applicable if the Partnership is at such time treated in all material respects as an association taxable as a corporation for federal income tax purposes.

                                   ARTICLE XVI

                  MEETINGS AND AMENDMENT OF LIMITED PARTNERSHIP

                            CERTIFICATE AND AGREEMENT

            A. Amendment of Limited Partnership Certificate. The General Partner shall amend the Certificate of Limited Partnership of the Partnership, and shall file the same, without additional approval of Limited Partners when, pursuant to the terms of this Agreement:

            1. There is a change in the name of the Partnership;

            2. The General Partner withdraws, is removed, is adjudicated bankrupt under Chapter 7 of the Federal Bankruptcy Code (or any similar law or provision enacted in lieu thereof), assigns its General Partner's Interest, is adjudicated incompetent to manage his person or his property or dies or otherwise ceases to exist as a General Partner under the Act or a Person is admitted as a General Partner;

            3. There is a false or erroneous statement in the Certificate;

            4. The Partners desire to make a change in any other statement in the Certificate in order that it shall be accurate; or

            5. There is a change in the address of the Partnership's principal place of business or registered office, or a change in the name or address of the Partnership's registered agent.

            If the General Partner is required to file a certificate of amendment and fails after demand to do so within 30 days of such demand or if it refuses to do so, any other Person who is adversely affected by such failure or refusal, may petition the Court of Chancery in the State of Delaware to direct the execution of the certificate.

            B. Amendments to the Agreement.

            1. Amendments to this Agreement may be proposed by the General Partner or by Limited Partners Shares holding ten percent (10%) or more of the then outstanding Limited Partner Interests, with the same proportionate vote as provided in paragraph (d) of Article XI. Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment and an opinion of counsel, who may be counsel to the Partnership, as to the legality of such amendment and the effect of such amendment on the liability of Limited

Partners for the debts of the Partnership. The General Partner shall include in any such submission the General Partner's recommendations as to the proposed amendment. The amendment shall become effective only upon the written approval or affirmative vote of Limited Partners holding more than fifty percent (50%) of the then outstanding Limited Partner Interests, with the same proportionate vote as provided in paragraph (d) of Article XI.

            2. Any provision to the contrary herein notwithstanding, the General Partner may, without the approval of the Limited Partners, make the following amendments to this Agreement:

            a. Any amendments to Article VIII and/or Article IX of this Agreement if the Partnership is advised by its accountants or legal counsel at any time that the allocations provided in those Articles are not likely to be respected for Federal income tax purposes, either because of the promulgation of Treasury Regulations under Section 704 of the Code or other developments in the law. The General Partner is empowered to amend such provisions to the minimum extent necessary in accordance with the advice of the accountants and counsel to effect the allocations provided in this Agreement. New allocations made by the General Partner in reliance upon the advice of the accountants or counsel described above shall be deemed to be made pursuant to the fiduciary obligation (as described herein) of the General Partner to the Partnership and the Limited Partners, and no such new allocation shall give rise to any claim or cause of action by any Limited Partner, provided that the General Partner acted in good faith; and

            b. In the event that the State of Delaware amends the Delaware Revised Uniform Limited Partnership Act in any manner and, as a result of such amendment, counsel to the Partnership is unable to give the Partnership an opinion to the effect that the Partnership will be treated as a partnership for Federal income tax purposes and not as association taxable a corporation, then the General Partner may decide in its sole discretion to reconstitute the Partnership under the laws of another state.

            3. Any provision to the contrary contained herein notwithstanding, the General Partner may, without the approval of the Limited Partners, amend this Agreement (a) to add to the representations, duties or obligations of a General Partner or to surrender any right or power granted to a General Partner herein, for the benefit of the Limited Partners, (b) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provision with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement, (c) to delete any provision from this Agreement or to add any provision to this Agreement required to be so deleted or added by the Staff of the Securities and Exchange Commission or by a State "Blue Sky" Commissioner or similar such official, which addition or deletion is deemed by such Commission or official to be for the benefit or protection of the Limited Partners, and (d) to change administrative or other provisions of this Agreement in a manner which, in the opinion of the General Partner, will permit the most profitable and/or efficient operation of the Partnership; provided, however, that no amendment shall be adopted pursuant to this Section 3 unless the adoption thereof (i) is for the benefit of, or not adverse to, the interests of the Limited Partners, (ii) is consistent with Article IV and Paragraph A of Article X hereof, (iii) does not affect the distribution of Distributable Cash From Operations, Cash From Sales or Cash From Financings or the allocation of profits and losses among the Limited Partners or between the Limited Partners and the General Partner and (iv) does not affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for Federal income tax purposes.

            4. Upon amendment of this Agreement, the Certificate of Limited Partnership shall also be amended if necessary to reflect such change.

            5. Any amendment to this Agreement which modifies the compensation or distributions to which a General Partner is entitled or which affects the duties of a General Partner must be consented to by such General Partner before becoming effective.

            6. In the event there is a change in the Federal income tax laws or regulations which results in the Partnership being taxed as an association taxable as a corporation, the General Partner may take all steps necessary to cause the Partnership to conduct its business so as to be treated as a real estate investment trust for Federal income tax purposes, provided, however, that Limited Partners, holding more than fifty percent (50%) of the then outstanding Limited Partner interests, with the same proportionate vote as provided in paragraph (d) of Article XI, approve such action either prior to or within six months after such action is taken.

            C. Meetings of the Partnership. Meetings of the Partnership may be called by the General Partner and shall be called by it upon the written request of Limited Partners holding ten percent (10%) or more of the then outstanding Limited Partner Interests, with the same proportionate vote as provided in paragraph (d) of Article XI. Upon receipt of such a written request, stating the purpose of the proposed meeting, the General Partner shall provide each Partner, within 10 days of such request, written notice (either by personal service or certified mail or by express or other overnight delivery service) of a meeting and the purpose of such meeting. Such meeting shall be held not less than 15 days nor more than 60 days after the receipt of such request at a time and place convenient to the Limited Partners as specified in the written notice of the meeting. Included with the notice shall be a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and of any proposed amendment to this Agreement. The Partnership will provide for Proxies or written approvals which specify a choice between approval and disapproval of each matter to be acted upon at the meeting. Holders of a majority of the limited partner interests entitled to vote, represented in person or by Proxy, shall constitute a quorum at a meeting of the Limited Partners. The General Partner may establish a record date for any meeting.

                                  ARTICLE XVII

                                      TERM

            The term for the Partnership shall terminate on December 31, 2050, unless the Partnership is sooner dissolved pursuant to the provisions of Article XVIII hereof or as otherwise provided by law.

                                  ARTICLE XVIII

                                   DISSOLUTION

            A. Events Requiring Dissolution. The Partnership shall be dissolved upon the happening of any of the following events:

            1. The withdrawal, removal, adjudication of bankruptcy under Chapter 7 of the Federal Bankruptcy Code (or any similar law or provision enacted in lieu thereof) of the General Partner, the assignment by the General Partner of its General Partner's Interest (other than by operation of law as a result of a merger or reorganization permitted by Paragraph B(2) of Article XV) or other cessation to exist as a General Partner under the Act unless within 90 days of such event all remaining Partners agree in writing to continue the business of the Partnership and to admit one or more General Partner effective as of the date of such event.

            2. The Partnership is adjudicated bankrupt under Chapter 7 of the Federal Bankruptcy Code (or any similar law or provision enacted in lieu thereof).

            3. The vote of Limited Partners, holding more than fifty percent (50%) of the then outstanding limited partner interests held by all Limited Partners, with the same proportionate vote as provided in paragraph (d) of
Article XI.

            4. The disposition of all interests in the real, personal and mixed property and other assets of the Partnership.

            5. The entry of a decree of judicial dissolution under Section 17-802 of the Act.

            6. December 31, 2050.

            B. Distributions on Dissolution. Upon the dissolution of the Partnership the General Partner who has not wrongfully dissolved the Partnership shall wind up the affairs of the Partnership. If there is no such General Partner, a majority of Limited Partners shall elect a party to wind up the affairs of the Partnership. The party winding up the affairs of the Partnership shall take full account of the Partnership assets and liabilities and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order: (1) to creditors (including Partners who are creditors to the extent permitted by law), in satisfaction of liabilities of the Partnership (whether by payment or by the making of reasonable provision for the payment thereof), in the order of priority as provided by law, (2) to the Partners in accordance with their respective Capital Accounts, determined after the application of Articles VIII and IX hereof and (3) to the Partners in accordance with the provisions of Paragraph E of Article IX hereof. Notwithstanding anything to the contrary, in the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), liquidating distributions shall be made pursuant to the previous sentence by the end of the taxable year in which the Partnership is liquidated, or, if later, within 90 days after the date of such liquidation. Distributions pursuant to the preceding sentence may be made to a trust for the purposes of an orderly liquidation of the Partnership by the trust in accordance with the Act.

            C. Contributions by the General Partner. In the event that, upon the liquidation of the Partnership, a General Partner shall have a negative balance in such General Partner's Capital Account then such General Partner shall contribute to the capital of the Partnership an amount equal to such negative balance in such General Partner's Capital Account.

                                   ARTICLE XIX

                                POWER OF ATTORNEY

            Each Limited Partner and Special Partner hereby constitutes and appoints the General Partner as the attorney-in-fact for such Limited Partner or Special Partner with power and authority to act in his name and on his behalf in the execution, acknowledgment and filing of documents, which will include but not be limited to a Certificate of Limited Partnership, as well as amendments thereto, under the laws of the State of Delaware and under the laws of any other state in which the General Partner deems it advisable to file such a certificate; this Agreement and any amendments hereto, any other instrument which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems it advisable to file; and any documents which may be required to effect the continuation of the Partnership, the admission of an additional or substituted Limited Partner, Special Partner or General Partner or the dissolution and termination of the Partnership, provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement.

            The Power of Attorney so granted by each Limited Partner and Special Partner to the General Partner is a Special Power of Attorney coupled with an interest, is irrevocable and shall survive and not be affected by the subsequent death, incapacity or disability of the Limited Partner or Special Partner; may be exercised by the General Partner for each Limited Partner or Special Partner by a facsimile signature of one of its officers or with a single signature of one of its officers acting as attorney-in-fact for all of them; shall be retained by the General Partner; and shall survive the delivery of any assignment by a Limited Partner or Special Partner of the whole or any portion of his interest in the Partnership; except that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner or Special Partner, the Power of Attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

            The Power of Attorney so granted by each Limited Partner to the General Partner shall not authorize the General Partner to act on behalf of Limited Partners in any situation in which this Agreement requires the approval of Limited Partners unless such approval is obtained.

                                   ARTICLE XX

                                   LITIGATION

            The General Partner is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity at the Partnership's expense as may be necessary or proper to enforce or protect the Partnership's interests. The General Partner shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon first, out of any insurance proceeds available therefor, next out of the Partnership's assets and income and finally out of the assets and income of the General Partner.

                                   ARTICLE XXI

                                 MISCELLANEOUS

            All notices under this Agreement shall be in writing and shall, except as otherwise expressly provided herein, be given to the Partner entitled thereto by personal service or by certified or registered mail or express mail or other overnight delivery service, return receipt requested, to the address set forth in the books and records of the Partnership for such Partner or at such other address as he may specify in writing.

            Article titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

            Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and the word persons shall include individuals, corporations, firms, partnerships, trusts or other forms of associations.

            This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

            Subject to the provisions of Article XV, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective Partners.

            Whenever the vote of the Limited Partners is referred to in this Agreement, the General Partner may vote on behalf of such Limited Partners who have by written proxy authorized the General Partner so to do.

            This Agreement and all amendments hereof shall be governed by the laws of the State of Delaware.

            IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.

                              GENERAL PARTNER:

                              CAREY DIVERSIFIED LLC

                              By:_________________________________________

                              CORPORATE SPECIAL PARTNER:

                              CAREY MANAGEMENT LLC

                              By:_________________________________________

                              INDIVIDUAL SPECIAL PARTNER:

                              ____________________________________________
                              William Polk Carey

                              LIMITED PARTNERS:

                              CAREY DIVERSIFIED LLC

                              By: ________________________________________

                              NINTH CAREY CORPORATE PROPERTY, INC.

                              By: ________________________________________

                              All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to powers of attorney and authorizations now and hereafter executed in favor of and granted and delivered to the General Partner

                              By: CAREY DIVERSIFIED LLC,
                                  General Partner

                                  By:______________________________________